EXHIBIT 99.1

Press Release

Additional Information Contact(s):
John Anhorn	Rich Hieb	Tom Anderson
President	Sr. Executive Vice President	Executive Vice President
& Chief Executive Officer	& Chief Operating Officer	& Chief Financial Officer
(541) 618-6020	(541) 618-6020	(541) 282-5190
john.anhorn@premierwestbank.com	rich.hieb@premierwestbank.com	tom.anderson@premierwestbank.com

     PREMIERWEST BANCORP
INCREASES NET INCOME 24.1%

MEDFORD, OR – April 10, 2006 – PremierWest Bancorp (NASDAQ – PRWT) announced first quarter earnings of $3,286,000, an increase of 24.1% when compared to the same quarter in 2005. Earnings per share on a fully diluted basis amounted to $0.19 for the first quarter of 2006, compared to $0.15 per share for the first quarter of 2005. Earnings per share for both periods reflect the effect of the 5% stock dividend paid in 2005, as well as the 5% stock dividend declared and to be paid June 29th, 2006.

John Anhorn, President & Chief Executive Officer, stated, “We are extremely pleased with the double digit earnings growth achieved this quarter, and look forward to another good year as we move forward with our strategy of building the premier banking franchise in the markets we serve.” Anhorn further stated, “Our ability to consistently generate improved earnings for shareholders was a contributing factor in the Board of Directors decision to declare PremierWest’s first cash dividend payment. On January 31, 2006, we distributed $768,000 in cash dividend payments to our shareholders. Additionally the Board announced a 5% stock dividend would be paid to shareholders on June 29, 2006, the sixth consecutive annual stock dividend payment to shareholders.”

DOUBLE DIGIT EARNINGS GROWTH
During the first quarter of 2006, PremierWest Bancorp continued its pattern of posting double digit earnings growth. Fiscal year 2005 marked the sixth consecutive year in which the Company achieved double digit growth in net income, and the fifth consecutive year in which the increase exceeded 39% when compared to the previous year. The quarter ended March 31, 2006, marked the 17th consecutive quarter in which the Company achieved net income growth in excess of 24% when compared to the like quarter of the previous year. Rich Hieb, Senior Executive Vice President & Chief Operating Officer, stated, “Our consistent record of growing net income and shareholder value is more impressive when factoring in the expansion of our franchise from 2 locations in Jackson County, Oregon in 1998, to our current footprint covering 12 counties in 2 states with 36 PremierWest Bank full service banking offices, 7 PremierWest Mortgage Division offices, 7 Premier Finance Company offices, and 7 PremierWest Investment Services offices. Our ability to expand our presence while consistently improving our earnings performance is a testament to the strong group of bankers we have assembled at PremierWest. The success we have achieved is a direct result of our employees and we thank each one of them for their contribution.”

Hieb further stated, “The ability to successfully execute our strategy has translated into increased value for investors holding the 15.4 million in outstanding shares of PremierWest Bancorp stock. The total market capitalization (the number of outstanding shares times the market price) of PremierWest Bancorp has climbed from $187.5 million at December 31, 2004 to over $270 million at the close of the market on April 7th, 2006, an increase exceeding 40%.”

Tom Anderson, Executive Vice President & Chief Financial Officer, stated “The 24.1% improvement in net income this quarter was achieved despite a number of increased expenses. Our anticipated full year earnings level coupled with the lack of the Oregon income tax kicker for 2006 resulted in a tax rate of 36.5% for the quarter versus 34% for 2005. This quarter also includes additional expenses associated with the implementation of the new accounting standard relating to stock based compensation, and a higher level of employee and occupancy expense associated with the first full quarter of operations at our Anderson, California office and in preparing for the opening of the new Shady Cove and Ashland, Oregon offices, both expected to open late in April.”

SOLID INTEREST MARGIN
Net interest income for the quarter ended March 31, 2006 totaled nearly $13.0 million, a 26.0% improvement when compared to the $10.3 million for the same quarter in 2005, and a $73,000 or 0.6% improvement when compared to the immediately preceding quarter, when net interest income totaled $12.9 million. Solid loan growth and a more competitive deposit market contributed to an expected compression in our net interest margin when compared to the immediately preceding quarter. Anderson stated, “The average cost of deposits and borrowings climbed 29 basis points during the quarter. An 11 basis point increase in the average yield on earning assets partially offset the additional funding expense. While our tax equivalent net interest margin of 6.24% is down slightly when compared to the 6.40% margin achieved in the immediately preceding quarter, we remain well ahead of the 5.68% level achieved during the first quarter of 2005.” Anderson further stated, “We expect that increased costs associated with attracting deposits will result in continued downward pressure on our net interest margin throughout the remainder of 2006.”

LOAN AND DEPOSIT GROWTH
At March 31, 2006, gross loans totaled $828.4 million, compared to gross loans of $806.3 million at December 31, 2005. During the first quarter of 2006, gross loans grew $22.1 million, an annualized rate of 10.9% . Growth was achieved in all of the Bank’s major market areas during the quarter.

A focus on solid underwriting and addressing problem credits in a proactive manner continues to reflect in the quality of our credit portfolio. Despite $97.2 million of growth in the credit portfolio during the last four quarters, non-performing assets declined $224,000 or 9.4% when comparing March 31, 2006 to the same quarter ending in 2005. Non-performing assets totaled $2,151,000 at March 31, 2006 and $2,275,000 at December 31, 2005. Approximately $1.4 million of total non-performing assets is related to one credit that is in the process of being transferred to Other Real Estate. Non-performing loans amounted to 0.26% of total loans at March 31, 2006, and 0.28% at December 31, 2005.

The allowance for loan losses amounted to $10.6 million or 1.28% of gross loans at March 31, 2006. During the quarter ended March 31, 2006, $300,000 was charged to earnings and added to the allowance, compared to $150,000 for the same quarter in 2005. During the quarter there were no net charge offs. Management believes, based on its analysis of the portfolio, economic conditions in the markets served, and the diversification of the portfolio both geographically and by business sector, that the reserve is adequate as of March 31, 2006.

Deposits totaled $772.5 million at March 31, 2006, an increase of $4.1 million when compared to December 31, 2005 deposit totals of $768.4 million. The rising rate environment contributed to an increase in higher costing time certificates of deposit. When compared to the immediately preceding quarter, interest-bearing deposits grew $22.3 million, an annualized rate of 15.90% . During the same period non-interest bearing demand deposits declined $18.2 million, or 8.7% for the quarter. Six large unrelated demand deposit relationships accounted for a $20.6 million decline in non-interest bearing levels. At quarter end, those same six customers continued to maintain non-interest bearing balances totaling approximately $7.5 million. Non-interest bearing deposits continue to be an important segment of our deposit base and at March 31, 2006 comprised 24.7% of total deposits. We continue to focus on establishing solid core deposit relationships with all of our customers.

MARKET EXPANSION
Construction on the Shady Cove and Ashland, Oregon offices which began in late December is expected to be complete during the latter part of April 2006. John Anhorn stated, “We look forward to serving these growing communities with full service facilities. Both branches will be lead by experienced bankers with solid roots in the respective communities.” As previously announced, late in 2005 we opened a full service branch in Anderson, California. We have just recently closed on property for a permanent facility, and expect to begin construction sometime during the second quarter with a completion date close to the end of this year.

ANNUAL SHAREHOLDER MEETING
PremierWest Bancorp’s Annual Meeting of Shareholders will be held Thursday, May 25, 2006. Annual reports and Proxy Statements are expected to be mailed to shareholders on or about April 10, 2006.

ABOUT PREMIERWEST BANCORP
PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. Recognized as one of the fastest growing banks in the Pacific Northwest, PremierWest offers a full array of financial products and services through a network of full service banking offices located primarily along the Interstate 5 freeway corridor between Eugene, Oregon and Sacramento, California.

Additionally, PremierWest offers expanded banking related services through two subsidiaries Premier Finance Company and PremierWest Investment Services, Inc. Premier Finance Company operates from offices in Medford, Klamath Falls, Grants Pass, Roseburg and Portland, Oregon, and Yreka and Redding, California. PremierWest Investment Services operates in all of the Bank’s community-focused market areas.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May of 2000. In April of 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January of 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama, and Butte. During 2004 and 2005, the Bank expanded into Yolo and Placer counties in California.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS
This report includes forward-looking statements within the meaning of the "safe-harbor" provisions of Sections 21D and 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of PremierWest Bancorp’s (the Company) management and on assumptions made by management on the basis of information currently available. Other than for statements of historical fact, all statements about our financial position and results of operations, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar meaning, as they relate to the Company or management, are intended in part to help identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that include projections or management’s expectations for revenues, income or expenses, earnings per share, capital expenditures, dividends, capital structure and other financial items; statements of the plans and objectives of the Company, its management or its board of directors, including the introduction of new products or services, plans for expansion, acquisitions or future growth and estimates or predictions of actions by customers, vendors, competitors or regulatory authorities; statements about future economic performance; and statements of assumptions underlying other statements about the Company and its business. Although management believes that the expectations reflected in forward-looking statements are reasonable, we can make no assurance that such expectations will prove correct. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. These risks and uncertainties include factors that might inhibit our ability to maintain or expand our market share or our net interest margins and factors that could limit or delay implementation of our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; localized economic conditions and events that disproportionately affect our business; and general trends in the banking industry, interest rate economy and regulatory environment. In addition, we face various risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Other risks include those identified from time to time in our past and future filings with the Securities and Exchange Commission. Note that this list of risks is not exhaustive, and risks identified are applicable as of the date made and cannot be updated.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS

(All amounts in 000's, except per share data)
(Unaudited)
EARNINGS AND PER SHARE DATA					For the three months ended December 31 2005

For the Three Months Ended
March 31	2006	2005	Change	% Change		Change	% Change

Interest income	$ 16,700	$12,496	$4,204	33.6%	$15,956	$744	4.7%
Interest expense	3,724	2,195	1,529	69.7%	3,053	671	22.0%

Net interest income	12,976	10,301	2,675	26.0%	12,903	73	0.6%
Provision for possible loan losses	300	150	150	100.0%	-	-	0.0%
Non-interest income	1,834	1,759	75	4.3%	1,868	(34)	-1.8%
Non-interest expense	9,334	7,870	1,464	18.6%	9,028	306	3.4%

Pre-tax income	5,176	4,040	1,136	28.1%	5,743	(267)	-4.6%
Provision for income taxes	1,890	1,393	497	35.7%	1,942	(52)	-2.7%

Net income	$3,286	$2,647	$639	24.1%	$3,801	$(215)	-5.7%

Basic earnings per share	$0.20	$0.16	$0.04	24.4%	$0.23	$(0.03)	-13.9%

Diluted earnings per share	$0.19	$0.15	$0.03	22.8%	$0.22	$(0.03)	-13.9%

Average shares outstanding--basic	16,157,328	16,112,861	44,467	0.3%	16,138,871	18,457	0.1%
Average shares outstanding--diluted	17,692,106	17,506,406	185,700	1.1%	17,628,457	63,649	0.4%

SELECTED FINANCIAL RATIOS
(annualized)
				For the three months ended December 31, 2005

For the Three Months Ended March 31	2006	2005	Change		Change

Yield on average gross loans (1)	8.10%	7.01%	1.09	8.00%	0.10
Yield on average investments (1)	4.47%	3.80%	0.68	4.38%	0.09
Total yield on average earning assets (1)	8.02%	6.87%	1.15	7.91%	0.11
Cost of average interest bearing deposits	2.13%	1.50%	0.63	1.98%	0.15
Cost of average borrowings	5.06%	5.62%	(0.56)	5.54%	(0.48)
Cost of average total deposits and borrowings	1.83%	1.22%	0.61	1.54%	0.29
Cost of average interest bearing liabilities	2.41%	1.64%	0.77	2.11%	0.30
Net interest spread	5.62%	5.24%	0.38	5.80%	(0.18)
Net interest margin (1)	6.24%	5.68%	0.56	6.40%	(0.16)

Net charge-offs to average loans	0.00%	0.01%	(0.01)	0.07%	(0.07)
Allowance for loan losses to loans	1.28%	1.28%	0.00	1.28%	0.00
Allowance for loan losses to non-performing loans	494.70%	495.67%	(0.97)	454.55%	40.15
Non-performing loans to total loans	0.26%	0.26%	0.00	0.28%	(0.02)
Non-performing assets to total assets	0.23%	0.28%	(0.05)	0.25%	(0.02)

Return on average equity	12.51%	11.49%	1.02	14.88%	(2.37)
Return on average assets	1.42%	1.29%	0.13	1.68%	(0.26)

Efficiency ratio (2)	63.02%	65.26%	(2.24)	61.12%	1.90

Notes:
(1) Tax equivalent
(2)	Non-interest expense divided by net interest income plus non-interest income

BALANCE SHEET	2006	2005	Change		Balance Sheet at December 31, 2005	Change	% Change
At March 31				% Change

Fed funds sold and investments	$22,243	$20,626	$1,617	7.8%	$17,196	$5,047	29.3%

Gross loans	828,400	731,226	97,174	13.3%	806,338	22,062	2.7%
Reserve for loan losses	(10,641)	(9,378)	(1,263)	13.5%	(10,341)	(300)	2.9%

Net loans	817,759	721,848	95,911	13.3%	795,997	21,762	2.7%
Other assets	100,186	93,576	6,610	7.1%	100,468	(282)	-0.3%

Total assets	$940,188	$836,050	$104,138	12.5%	$913,661	$26,527	2.9%

Non-interest-bearing deposits	$190,663	$189,772	$891	0.5%	$208,840	$(18,177)	-8.7%
Interest-bearing deposits	581,837	528,124	53,713	10.2%	559,579	22,258	4.0%

Total deposits	772,500	717,896	54,604	7.6%	768,419	4,081	0.5%
Borrowings	52,267	17,723	34,544	194.9%	33,674	18,593	55.2%
Other liabilities	9,252	7,283	1,969	27.0%	8,784	468	5.3%
Stockholders' equity	106,169	93,148	13,021	14.0%	102,784	3,385	3.3%
Total liabilities and stockholders' equity	$940,188	$836,050	$104,138	12.5%	$913,661	$26,527	2.9%

Period end shares outstanding (1)	16,455,255	16,412,321	42,934	0.3%	16,434,587	20,668	0.1%
Book value per share	$6.45	$5.68	$0.78	13.7%	$6.25	0.20	3.1%
Tangible book value per share	$5.07	$4.31	$0.76	17.6%	$4.86	0.21	4.2%

Allowance for loan losses:
Balance beginning of period	$10,341	$9,171	$1,170	12.8%	$9,171	$1,170	12.8%
Provision for loan losses	300	150	150	100.0%	150	150	100.0%
Net (charge-offs) recoveries	-	57	(57)	-100.0%	1,020	(1,020)	-100.0%

Balance end of period	$10,641	$9,378	$1,263	13.5%	$10,341	$300	2.9%

Non-performing assets:
Non-performing loans	$2,151	$1,892	$259	13.7%	$2,275	$(124)	-5.5%
Real estate owned	-	483	(483)	-100.0%	-	-	0.0%

Total non-performing assets	$2,151	$2,375	$(224)	-9.4%	$2,275	$(124)	-5.5%

Notes:
(1) Amount includes 11,000 shares of preferred stock issued November 17, 2003 as if converted into common stock at a conversion ratio of 96.469 to 1 for a total of 1,061,159 common shares.

AVERAGE BALANCE SHEET						For the three months ended December 31, 2005
For the Three Months Ended March 31	2006	2005		Change	% Change		Change	% Change

Average fed funds sold and investments	$ 17,549	$	31,813	$(14,264)	-44.8%	$21,650	$ (4,101)	-18.9%
Average loans, gross	819,398		701,028	118,370	16.9%	790,215	29,183	3.7%
Average total assets	928,270		818,445	109,825	13.4%	903,901	24,369	2.7%
Average non-interest-bearing deposits	195,392		182,449	12,943	7.1%	213,999	(18,607)	-8.7%
Average interest-bearing deposits	561,819		518,270	43,549	8.4%	559,462	2,357	0.4%
Average total deposits	757,211		700,719	56,492	8.1%	773,461	(16,250)	-2.1%
Average total borrowings	57,442		18,137	39,305	216.7%	20,723	36,719	177.2%
Average stockholders' equity	105,046		92,131	12,915	14.0%	102,168	2,878	2.8%